UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2010

BIOHEART, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-33718	65-0945967
(Commission File Number)	(IRS Employer Identification No.)

13794 NW 4th Street, Suite 212

Sunrise, Florida 33325

(Address of principal executive offices, including zip code)

(954) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation.

Item 8.01 Other Events.

On June 1, 2007, Bioheart, Inc. (the “Company”) entered into a $5 million loan, which has a present principal balance of $1,333,400, with Bank of America, N.A. (the “Bank of America Loan”). The Bank of America Loan was originally scheduled to mature on January 31, 2008. However, as a result of several amendments to the Bank of America Loan, the maturity date of the loan effective January 5, 2010 had been extended until July 5, 2010.

The present principal balance of $1,333,400 is secured by two letters of credit to the extent of 60% in the aggregate and a CD to the extent of 40%, which collateral was provided by 3rd parties of which one is a Director of the Company.

On July 16, 2010, the Company received a written notice of an event of default under the Bank of America Loan, by reason of the Company’s failure to pay the loan in full at maturity on July 5, 2010 and failure to pay the extension fee of $30,000 by June 28, 2010, as required by the loan documents, as amended. The Company is engaged in discussions with the 3rd parties who have provided the loan collateral regarding a restructuring of the indebtedness in the event Bank of America seeks recourse against the collateral and those 3rd parties, by reason of such action, become the successors to Bank of Americas rights and interests under the Bank of America Loan.

A copy of the notice from the Lender is filed herewith.

Item 9.01 Exhibits.

Exhibit Number	Description

2.1	Notice of Event of Default, from Bank of America to the Company, dated July 16, 2010, filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2010

BIOHEART, INC.
By:	/s/ Mike Tomas
Mike Tomas
Chief Executive Officer and President